Filed Pursuant to Rule 433

Registration No. 333-179632

May 2, 2013

Supplementing the Preliminary

Prospectus Supplement dated May 2, 2013

(To Prospectus dated February 22, 2012)

2.625% Senior Notes Due 2023

Issuer:	Loews Corporation

Format:	SEC Registered

Securities:	2.625% Senior Notes due 2023

Security Type:	Senior Unsecured Fixed Rate Notes

Ratings (Moody’s/S&P/Fitch):*	A2 / A+ / A+

Trade Date:	May 2, 2013

Settlement Date:	May 7, 2013 (T + 3)

Maturity Date:	May 15, 2023

Interest Payment Dates:	May 15 and November 15, commencing November 15, 2013

Principal Amount:	$500,000,000

Treasury Benchmark:	2.000% due February 15, 2023

Treasury Benchmark Yield:	1.626%

Spread to Treasury Benchmark:	105 basis points

Yield to Maturity:	2.676%

Coupon:	2.625%

Price to Public:	99.554%

Make-Whole Call:	Make-whole redemption at any time prior to February 15, 2023 at a discount rate of U.S. Treasury + 15 bps

Par Call:	If the 2023 Notes are redeemed on or after February 15, 2023, the Issuer will pay a redemption price equal to 100% of the principal amount of the 2023 Notes redeemed plus accrued interest to the date of redemption

CUSIP / ISIN:	540424AQ1 / US540424AQ11

Denomination:	$2,000 and integral multiples of $1,000 in excess thereof

Joint Book-Running Managers:	Barclays Capital Inc.

J.P. Morgan Securities LLC

Passive Book-Runners	Citigroup Global Markets Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated Wells Fargo Securities, LLC

Co-Managers:	BB&T Capital Markets, a division of BB&T Securities, LLC Mizuho Securities USA Inc. Mitsubishi UFJ Securities (USA), Inc. RBC Capital Markets, LLC UBS Securities LLC

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement, including a prospectus, with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Book-Running Managers in the offering will arrange to send you the prospectus if you request it by contacting Barclays Capital Inc. toll-free at 1-888-603-5847 or J.P. Morgan Securities LLC collect at 1-212-834-4533.

Any legends, disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of this communication having been sent via Bloomberg or another system.

4.125% Senior Notes Due 2043

Issuer:	Loews Corporation

Format:	SEC Registered

Securities:	4.125% Senior Notes due 2043

Security Type:	Senior Unsecured Fixed Rate Notes

Ratings (Moody’s/S&P/Fitch):*	A2 / A+ / A+

Trade Date:	May 2, 2013

Settlement Date:	May 7, 2013 (T + 3)

Maturity Date:	May 15, 2043

Interest Payment Dates:	May 15 and November 15, commencing November 15, 2013

Principal Amount:	$500,000,000

Treasury Benchmark:	2.750% due November 15, 2042

Treasury Benchmark Yield:	2.843%

Spread to Treasury Benchmark:	135 basis points

Yield to Maturity:	4.193%

Coupon:	4.125%

Price to Public:	98.844%

Make-Whole Call:	Make-whole redemption at any time prior to November 15, 2042 at a discount rate of U.S. Treasury + 20 bps

Par Call:	If the 2043 Notes are redeemed on or after November 15, 2042, the Issuer will pay a redemption price equal to 100% of the principal amount of the 2043 Notes redeemed plus accrued interest to the date of redemption

CUSIP / ISIN:	540424AR9 / US540424AR93

Denomination:	$2,000 and integral multiples of $1,000 in excess thereof

Joint Book-Running Managers:	Barclays Capital Inc.

J.P. Morgan Securities LLC

Passive Book-Runners:	Citigroup Global Markets Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated Wells Fargo Securities, LLC

Co-Managers:	BB&T Capital Markets, a division of BB&T Securities, LLC Mizuho Securities USA Inc. Mitsubishi UFJ Securities (USA), Inc. RBC Capital Markets, LLC UBS Securities LLC

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement, including a prospectus, with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Book-Running Managers in the offering will arrange to send you the prospectus if you request it by contacting Barclays Capital Inc. toll-free at 1-888-603-5847 or J.P. Morgan Securities LLC collect at 1-212-834-4533.

Any legends, disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of this communication having been sent via Bloomberg or another system.